Exhibit 99.1

BurgerFi to Participate in the 26th Annual ICR Conference

FORT LAUDERDALE, FL, Jan. 3, 2024 (GLOBE NEWSWIRE) -- BurgerFi International, Inc. (NASDAQ: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”) and one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, today announced that management will participate in the 26th Annual ICR Conference. Carl Bachmann, Chief Executive Officer, and Christopher Jones, Chief Financial Officer, will be hosting a fireside chat on Tuesday, January 9, 2024 at 10:30 a.m. Eastern Time. The Company will also host 1x1 investor meetings and breakout sessions on January 8th- 9th.

The fireside chat will be webcast live and available for replay on the Company’s Investor Relations website at ir.burgerfi.com under ‘News & Events.’

About BurgerFi International (Nasdaq: BFI, BFIIW)

BurgerFi International, Inc. is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi International is the owner and franchisor of the two following brands with a combined 168 locations.

Anthony’s. Anthony’s is a premium pizza and wing brand with 60 restaurants (59 corporate-owned casual restaurant locations and 1 dual brand franchise location), as of January 1, 2024. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal-fired oven with menu offerings including “well-done” pizza, coal-fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

BurgerFi. BurgerFi is among the nation’s fast-casual better burger concepts with 108 BurgerFi restaurants (80 franchised and 28 corporate-owned) as of January 1, 2024. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high-quality Wagyu Beef Blend Burgers, Antibiotic and Cage-Free Chicken offerings, Hand-Cut Sides, and Frozen Custard Shakes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival and “Best Fast Food Burger” in USA Today’s 10Best 2023 Readers’ Choice Awards for its BBQ Rodeo Burger, "Best Fast Casual Restaurant" in USA Today's 10Best 2023 Readers' Choice Awards for the third consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Reports awarded BurgerFi an “A Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Exhibit 99.1
Investor Relations:
ICR
Michelle Michalski
IR-BFI@icrinc.com

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
Ink Link Marketing
Kim Miller
Kmiller@inklinkmarketing.com